Exhibit 3.4

                     Orrick, Herrington & Sutcliffe
                    Old Federal Reserve Bank Building
                           400 Sansome Street
                    San Francisco, California  94111


                            February 27, 1997


The Bank of New York
  through its Wall Street Trust Division
101 Barclay Street
New York, New York 10286


     Re: California Insured Municipals Income Trust, Series 163

Dear Sirs:

     We have acted as special California counsel for Van Kampen American Capital Distributors, Inc., as Sponsor and Depositor of California Insured Municipals Income Trust, Series 163, (the "Fund"), in connection with the issuance under the Trust Indenture and Agreement dated February 27, 1997, among Van Kampen American Capital Distributors, Inc., as Sponsor and Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York through its Wall Street Trust division, as
Trustee, of 3,031 Units of fractional undivided interest in the Fund (the "Units") in exchange for certain bonds, as well as "regular-way" and "when-issued" contracts for the purchase of bonds (such bonds and contracts are hereinafter referred to collectively as the "Securities").

     In connection therewith, we have examined such corporate records, certificates and other documents and such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and, on the basis of such examination, and upon existing provisions of the Revenue and Taxation Code of the State of California, we are of the opinion that:

           1. The Fund is not an association taxable as a corporation and the income of the Fund will be treated as the income of the certificateholders under the income tax laws of California.

           2. Amounts treated as interest on the underlying securities which are exempt from tax under California personal income tax and property tax laws when received by the Fund will, under such laws, retain their status as tax-exempt interest when distributed to certificateholders. However, interest on the underlying securities attributed to a certificateholder which is a corporation subject to the California franchise tax laws may be includable in its gross income for purposes of determining its California franchise tax.

          3. Under California income tax law, each certificateholder in the Fund will have a taxable event when the Fund disposes of a security (whether by sale, exchange, redemption, or payment at maturity) or when the certificateholder redeems or sells Units. Because of the requirement that tax cost basis be reduced to reflect amortization of bond premium, under some circumstances a certificateholder may realize taxable gain when Units are sold or redeemed for an amount equal to, or less than, their original cost. The total tax cost of each Unit to a certificateholder is allocated among each of the bond issues held in the Fund (in accordance with the proportion of the Fund comprised by each bond issue) in order to determine his per unit tax cost for each bond issue; and the tax cost reduction requirements relating to amortization of bond premium will apply separately to the per unit cost of each bond issue. Certificateholders' bases in their Units, and the bases for their fractional interest in each Fund asset, may have to be adjusted for their pro rata share of accrued interest received, if any, on securities delivered after the certificateholders' respective settlement dates.

           4. Under the California personal property tax laws, bonds (including the Securities) or any interest therein is exempt from such tax.

          5. Any proceeds paid under the insurance policy issued to the Trustee of the fund with respect to the Securities which represent maturing interest on defaulted obligations held by the Trustee will be exempt from California personal income tax if, and to the same extent as, such interest would have been so exempt if paid by the issuer of the defaulted obligations.

           6. Under Section 17280(b)(2) of the California Revenue and Taxation Code, interest on indebtedness incurred or continued to purchase or carry Units of the Trust is not deductible for the purposes of the California personal income tax. While there presently is no California authority interpreting this provision,
     Section 17280(b)(2) directs the California Franchise Tax Board to prescribe regulations determining the proper allocation and apportionment of interest costs for this purpose. The Franchise Tax Board has not yet proposed or prescribed such regulations. In interpreting the generally similar Federal provision, the Internal Revenue Service has taken the position that such indebtedness need not be directly traceable to the purchase or carrying of Units (although the Service has not contended that a deduction for interest on indebtedness incurred to purchase or improve a personal residence or to purchase goods or services for personal consumption will be disallowed). In the absence of conflicting regulations or other California authority, the California Franchise Tax Board generally has interpreted California statutory tax provisions in accord with Internal Revenue Service interpretations of similar Federal provisions.

     Opinions relating to the validity of securities and the exemption of interest thereon from State of California income tax are rendered by bond counsel to the issuing authority at the time securities are issued and we have relied solely upon such opinions, or, as to securities not yet delivered, forms of such opinions contained in official statements relating to such securities. Except in certain instances in which we acted as bond counsel to issuers of securities, and as such made a review of proceedings relating to the issuance of certain securities at the time of their issuance, we have not made any review of proceedings relating to the issuance of securities or the bases of bond counsels' opinions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (SEC No. 333-19221) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Very truly yours,



                                    Orrick, Herrington & Sutcliffe